Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 15, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.031624 per unit, payable on March 14, 2019, to unit holders of record on February 28, 2019.

This month’s distribution decreased from the previous month due primarily to a decrease of pricing for oil production of approximately 15% from the previous month’s pricing. Gas pricing increased approximately 20% for production on the Waddell Ranch properties. Both Lease Operating Expenses (LOE) and Capital Expenditures (CapEX) decreased by approximately by 15% relating to drilling preparation and increased maintenance costs. These expenditures compared to the previous month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in a decrease in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties. The Texas Royalty Properties saw a decrease in the production of both oil and gas in addition to a decrease in the pricing of oil and gas for the month.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 48,625 barrels of oil and 332,340 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 6,688 barrels of oil and 49,635 Mcf of gas. The average price for oil was $41.21 per bbl and for gas was $3.53 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,177,277. Deducted from these would be the Lease Operating Expense (LOE) of $2,138,860, taxes of $240,161 and Capital Expenditures (CAPEX) of $220,165 totaling $2,599,186 resulting in a Net Profit of $578,091 for the month of January. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $433,568 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2019 budget for the Waddell Ranch reflecting 2 new drill wells into the Wolfcamp formation at an estimated $2.5 million (gross), ($1.2 million net to the Trust), anticipated to be completed in early 2019. Also, base well work of $1.6 million (gross), ($0.7 million net to the trust) and facilities work of $4.2 million (gross), ($1.8 million net to the Trust) bringing a total of $6.6 million (gross), ($2.97 million to the trust) of drilling and projects for 2019. There are no recompletions planned for the wear of 2019.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	48,625	332,340	6,688	49,635*	$41.21	$3.53**
Texas Royalties	21,232	24,374	20,170	23,155*	$43.02	$4.86**

Prior Month
Waddell Ranch	49,017	313,405	8,017	54,217*	$48.67	$2.96**
Texas Royalties	23,160	26,504	19,999	22,889*	$52.29	$5.98**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,232 barrels of oil and 24,374 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 20,170 barrels of oil and 23,155 of of gas. The average price for oil was $43.02 per bbl and for gas was $4.86 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,031,948. Deducted from these were taxes of $36,280 and adding back in the reimbursement of ad valorem taxes of $216, 947 resulting in a Net Profit of $1,212,615 for the month of January. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,151,984 to this month’s distribution.

General and Administrative Expenses deducted for the month were $114,356 resulting in a distribution of $1,473,958 to 46,608,796 units outstanding, or $0.031624 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2018 tax information packets are expected to begin mailing directly to unitholders in early March 2019. A copy of Permian’s 2018 tax information booklet is expected to be posted on Permian’s website by February 28, 2019. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2018 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:	Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839